Ronkonkoma, NY, January 23, 1998--Polymerix, Inc. (OTCBB-PLXX) and its wholly owned subsidiary, Trimax of Long Island, Inc. annaounced today that they had filed voluntary petititions for reorganization under Chapter 11 of the Federal Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of New York, Hauppauge, before the Honorable Melanie L. Cyganowski.

Trimax of Long Island, Inc. is engaged in the business of manufacturing plastic lumber from recyclable plastic waste. Polymerix, Inc. is the holder of the patents utilized by Trimax.

The debtors indicated that IMP Properties Corporation--NY, a pre-petition secured lender to the debtors, has agreed to continue funding Trimax's operations on an interim basis, subject to court approval.

For further information, contact Mr. Anthony Noto at (516) 471-7777.

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